As filed with the Securities and Exchange Commission on May 14, 2010
Registration No. 333-161750

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Standard Parking Corporation
(Exact name of registrant as specified in its charter)

Delaware	16-1171179
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611-1542
(312) 274-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert N. Sacks, Esq.
Executive Vice President—General Counsel and Secretary
Standard Parking Corporation
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611-1542
(312) 274-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
J. Todd Arkebauer, Esq.
Christopher P. Bennett, Esq.
Reed Smith LLP
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606
(312) 207-1000
Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

SIGNATURES
EXHIBIT INDEX

DEREGISTRATION OF SECURITIES; TERMINATION OF REGISTRATION STATEMENT
     On October 6, 2009, the Securities and Exchange Commission (the “Commission”) declared effective a Registration Statement on Form S-3 (File No. 333-161750) (the “Registration Statement”) of Standard Parking Corporation (the “Registrant”) relating to the offer for resale from time to time of up to 7,581,842 common shares (the “Registered Shares”) of the Registrant by the selling shareholders named in the Registration Statement pursuant to the plan of distribution set forth therein. The Registrant has supplemented the prospectus (the “Prospectus”) included in the Registration Statement with the information set forth in Supplement No. 1 dated November 9, 2009, and Supplement No. 2 dated March 18, 2010, filed with the Commission.
     The Registrant entered into a registration rights agreement dated as of June 2, 2004, by and between the Registrant and Steamboat Industries LLC and into an Amendment No. 1 to such registration rights agreement on November 9, 2009, by and between the Registrant and each of the holders identified on the signature pages thereto, such holders being assignees of Steamboat Industries LLC’s interests under such registration rights agreement (as amended, the “Registration Rights Agreement”). A copy of the registration rights agreement was filed with the Commission as Exhibit 10.26 to Amendment No. 3 to the Registrant’s registration statement on Form S-1 (File No. 333-112652) filed on May 24, 2004, and a copy of Amendment No. 1 to the registration rights agreement was filed with the Commission as Exhibit 10.1 to Form 8-K filed by the Registrant on November 12, 2009.
     The Registrant has determined that it is no longer obligated to maintain the effectiveness of the Registration Statement pursuant to the Registration Rights Agreement in light of the Commission’s amendments to Rule 144 under the Securities Act of 1933, as amended. Accordingly, this Post-Effective Amendment No. 1 to the Registration Statement is being filed solely to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all of the Registered Shares that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 14, 2010.

STANDARD PARKING CORPORATION
By:	/s/ James A. Wilhelm
James A. Wilhelm
Director, President and Chief Executive Officer (Principal Executive Officer)

Signature	Title	Date
* Robert S. Roath	Director and Chairman	May 14, 2010

/s/ James A. Wilhelm James A. Wilhelm	Director, President and Chief Executive Officer (Principal Executive Officer)	May 14, 2010

* Charles L. Biggs	Director	May 14, 2010

* Karen M. Garrison	Director	May 14, 2010

/s/ G. Marc Baumann G. Marc Baumann	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)	May 14, 2010

/s/ Daniel R. Meyer Daniel R. Meyer	Senior Vice President, Corporate Controller and Asst. Treasurer (Principal Accounting Officer)	May 14, 2010

/s/ Robert N. Sacks * By Robert N. Sacks, as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description
24.1*	Powers of Attorney (included on signature page).

*	Previously filed.